Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR RELEASE 6:00 AM EASTERN STANDARD TIME
Date: November 7, 2008

Double Eagle Petroleum Reports Record Third Quarter Results

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported financial and record production results for its third quarter of 2008. Highlights of the third quarter include:

•	Quarterly earnings of $0.22 per diluted share as compared to a net loss per share of $(0.62) for the third quarter 2007;

•	Record quarterly revenue of $14,006,000 representing a 243% increase over the same prior year period;

•	Cash flows from operations for the third quarter of 2008 totaled $4,630,000 as compared to negative cash flow of $(2,038,000) in the third quarter of 2007;

•	Record quarterly production volumes of 1.91 Bcfe, representing a 149% increase over the same prior-year quarter.

The Company reported net income attributable to common shareholders of $1,977,000, or $0.22 per diluted share, for the third quarter 2008, as compared to a net loss of $(5,671,000), or $(0.62) per share, for the same prior year period. On an income per share basis, this represented an increase of 135%. The net income attributable to common stock for the three months ended September 30, 2008 was net of dividends paid on the Company’s outstanding Series A Preferred Stock of $930,000.

Total revenues for the three months ended September 30, 2008 increased 243% to $14,006,000, as compared to $4,083,000 in the same prior year period. Total production-related revenue for the three months ended September 30, 2008 increased to $13,603,000 from $4,021,000, or 238%, as compared to the three months ended September 30, 2007. The production-related revenue included a $658,000 gain on the settlement of our derivative instruments. The increase in production revenue was due to an increase in the average realized gas price, coupled with record production volumes. The Company experienced favorable changes in natural gas prices and realized a benefit from its hedging program, resulting in its average price for the quarter ended September 30, 2008 increasing 31% to $6.45 per Mcfe from $4.93 per Mcfe in the prior year period.

The total net production volume for the three months ended September 30, 2008 was 1.91 Bcfe, or 20,769 Mcfe per day, an increase of 149% over the same prior-year period. The increase in production volume is primarily due to the addition of 33 new wells at our Catalina Unit, 22 new wells at the Mesa Unit and 58 new wells at the Sun Dog Unit during the first nine months of 2008.

Richard Dole, Chairman, President and CEO of Double Eagle, commented, “Despite the significant decline in commodity prices, we realized record production and revenue, earnings per share, and generated $4.6 million in operating cash flow for the third quarter. These results are attributed primarily to the organic growth at our Catalina Unit.”

The Company’s gross operating margin, excluding depreciation, depletion and amortization (“DD&A”), was 68.4% and 68.3% for the three and nine months ended September 30, 2008, respectively. The strong gross margin is attributed to increased realized gas prices, and increased production and operating efficiency at the Catalina Unit.

For the nine months ended September 30, 2008, the Company reported net income attributable to common stockholders of $5,250,000, or $0.57 per diluted share as compared to a net loss of $(5,941,000), or $(0.65) per share, for the same prior year period.

Total revenues for the nine months ended September 30, 2008 increased 177% to $35,109,000 as compared to $12,690,000 for the nine months ended September 30, 2007. Total production related revenue for the first nine months of 2008 increased to $32,467,000 from $12,487,000, or 160%, as compared to same prior year period. Production revenue for the first nine months of 2008 included a $658,000 gain on the settlement of derivative instruments. Year to date, the Company has realized an average price of $6.99 per Mcfe, a 35% increase from 2007. The total net production volume for the nine months ended September 30, 2008 was 4.3 Bcfe, or 15,707 Mcfe per day, an increase of 88% over the comparable period of 2007.

Management believes that the Company’s balance sheet continues to be strong with assets totaling $137.8 million and total long-term debt outstanding on its existing credit facility of $18.0 million. Currently, the Company has a $50 million credit facility in place with a borrowing base of $35 million (based on December 31, 2007 reserves).

The Company has a hedging policy in place in order to mitigate its exposure to oil and gas production cash-flow risk caused by fluctuating commodity prices. Our outstanding derivatives as of September 30, 2008 are summarized below (volume and daily production are expressed in Mcf):

FORWARD SALES CONTRACTS

	Remaining
	Contractual	Daily		Fixed
Property	Volume	Production	Term	Price/Mcf

Catalina	243,000	1,000	06/07-05/09	$5.47
	273,000	1,000	07/07-06/09	$5.84
	546,000	2,000	07/07-06/09	$5.69
	396,000	1,000	11/07-10/09	$5.66
Atlantic Rim	304,000	1,000	08/07-07/09	$6.15
Pinedale Anticline	273,000	1,000	07/07-06/09	$6.41

Company Total	2,035,000

OTHER HEDGING INSTRUMENTS

	Remaining
	Contractual	Daily
Type of Contract	Volume	Production	Term	Price	Price Index

Costless Collar	62,000	2,000	5/08-10/08	$6.50 floor/$10.00 ceiling	CIG
Costless Collar	453,000	3,000	11/08-3/09	$6.50 floor/$13.50 ceiling	CIG
Costless Collar	155,000	5,000	7/08-10/08	$10.00 floor/$17.00 ceiling	NYMEX
Option	755,000	5,000	11/08-3/09	$8.23 floor	CIG
Fixed Price Swap	2,920,000	8,000	1/09-12/09	$7.34	CIG
Fixed Price Swap	2,920,000	8,000	1/11-12/11	$7.07	CIG

Total	7,265,000

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except share and per share data)
	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
Oil and gas sales	$11,662	$3,779	$29,439	$11,812
Transportation revenue	1,283	242	2,370	675
Price risk management activities	1,020	—	3,042	—
Other income, net	41	62	258	203

Total revenues	14,006	4,083	35,109	12,690

Expenses
Lease operating expenses	1,982	844	5,074	3,910
Production taxes	1,419	470	3,753	1,471
Pipeline operating expenses	636	165	1,383	250
Exploration expenses including
dry holes	391	5,314	922	5,592
Impairment of equipment
and properties	—	2,033	—	2,124

Total Expenses	4,428	8,826	11,132	13,347

Gross Margin Percentage	68.4%	NA	68.3%	NA
General and administrative	1,652	1,105	3,861	2,880
Depreciation, depletion and
amortization and accretion of	3,462	1,349	7,456	4,094
Other income (expense), net	—	180	(64)	25

Pre-tax income (loss)	4,464	(7,017)	12,596	(7,606)
Provision for deferred taxes	(1,557)	2,225	(4,554)	2,544
NET INCOME (LOSS)	2,907	(4,792)	8,042	(5,062)
Preferred stock requirements	(930)	(879)	(2,792)	(879)

NET INCOME (LOSS) attributable
to common stock	$1,977	$(5,671)	$5,250	$(5,941)

Net income (loss) per common share:
Basic	$0.22	$(0.62)	$0.57	$(0.65)

Diluted	$0.22	$(0.62)	$0.57	$(0.65)

Weighted average
shares outstanding:
Basic	9,167,977	9,148,105	9,156,079	9,103,339

Diluted	9,167,977	9,148,105	9,156,215	9,103,339

		SELECTED BALANCE SHEET DATA
		(In thousands)
		September 30,		December 31,
		2008			2007		% Change
Total assets		$137,765			$84,597		63%
Total long-term debt		17,966			3,445		422%
Total stockholders’ equity		45,541			28,624		59%
		SELECTED CASH FLOW DATA
		(In thousands)
		Nine months ended
		September 30,		September 30,
		2008			2007		% Change
Net cash provided by
operating activities		$15,100			$544		2676%
Net cash used in
investing activities		(26,549)			(23,208)		14%
Net cash provided by
financing activities		12,008			33,884		-65%
		SELECTED OPERATIONAL DATA
	Three months ended			Nine months ended
September 30,		September 30,		September 30,	September 30,
	2008	2007	% Change	2008		2007	% Change
Total production (Mcfe)	1,910,752	766,285	149%	4,303,671		2,284,425	88%
Average price realized
per Mcfe	$6.45	$4.93	31%	$6.99		$5.17	35%

Use of Non-GAAP Financial Measures

The Company believes that the supplemental presentation of cash flow per share shown below provides meaningful non-GAAP financial measures to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges. The Company’s management also uses such pro forma measures in its planning and development of target operating models. Readers are cautioned not to view the non-GAAP pro forma results as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP results with the pro forma results for the three and nine months of 2008 and 2007, respectively, contained below.

Taking into account the effects of the charges detailed in the below reconciliation of GAAP to pro forma results, the Company’s pro forma cash flow per share was $0.80 per diluted share for the three months ended September 30, 2008 and $1.74 per diluted share for the nine months ended September 30, 2008. This compared to pro forma cash flow per diluted share of $0.01 and $0.27 for the three and nine months ended September 30, 2007. The increase in cash flow is due primarily to increased production, higher realized prices and successful cost control.

Reconciliation of GAAP Results to Pro Forma Cash Flow per Share Results
(In thousands, except per share data)
	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Net income (loss) as reported
under US GAAP	$1,977	$(5,671)	$5,250	$(5,941)

Add back non-cash expenses:
Stock Option expense	314	201	554	376
Depreciation, depletion,
amortization and accretion	3,882	1,357	7,998	4,116
Provision for deferred income taxes	1,557	(2,225)	4,554	(2,544)
Write-off of suspended well costs	—	4,388	—	4,388
Impairment of equipment and properties	—	2,033	—	2,124

Less non-cash revenue:
Gain on price risk management (1)	362	—	2,384	—
Gain on sale of property	—	—	66	98

Pro forma net income before non-cash	$7,368	$83	$15,906	$2,421

income and expenses

Pro forma cash flow per diluted share	$0.80	$0.01	$1.74	$0.27

(1) Gain on price risk management is an unrealized gain from the Company’s mark-to-market derivative instruments. Cash is received upon settlement of the contract. This cash settlement is also recorded within the price risk management activities line on the statement of operations.

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

http://www.dble.us